Exhibit 10.39

DEVELOPMENT AGREEMENT
(Main Hotel Building Renovation Project)

BY AND BETWEEN

CHASE PARK PLAZA HOTEL, LLC,
a Delaware limited liability company

(“Owner”)

AND

IFC, INC.,
a Missouri corporation

(“Developer”)

December 1, 2006

i

ii

DEVELOPMENT AGREEMENT
(Main Hotel Building Renovation Project)

This Development Agreement (“Agreement”) is made to be effective as of the 1st day of December 2006 (the “Effective Date”), by and between CHASE PARK PLAZA HOTEL, LLC, a Delaware limited liability company (“Owner”), and IFC, INC., a Missouri corporation (“Developer”), as follows:

RECITALS

A.            Owner is the owner of a portion of the improvements located on the land (the “Land”) in St. Louis, Missouri, described in Exhibit A attached hereto and made a part hereof, generally comprised of the following: (i) an eleven story hotel building with approximately two hundred fifty-one (251) hotel rooms and related facilities and appurtenances (the “Main Hotel Building”), (ii) the sub-basement, basement, Floors 1-8, Floor 16, a part of Floor 28, and Floors 29-30 of an adjacent thirty-story mixed use tower that is (or will be) subject to a condominium regime (the “Condominium Tower”); and (iii) two parking garages associated with the Main Hotel Building and the Condominium Tower (the “Parking Garages”).

B.            The Private Residences, LLC, a Delaware limited liability company and an affiliate of Owner (“Condo Owner Affiliate”), is the owner of Floors 9-12, Floors 14-15, Floors 17-27, and a part of Floor 28 of the Condominium Tower.

C.            Owner and Condo Owner Affiliate intend to re-develop and renovate the Main Hotel Building, Condominium Tower and Parking Garages as follows:  (i) Owner intends to renovate the existing hotel rooms in the Main Hotel Building and perform (or cause to be performed) certain other renovations of the Main Hotel Building (the “Main Hotel Building Renovation Project”); (ii) Owner intends to renovate the sub-basement, basement, Floors 1-8, Floor 16, a part of Floor 28, and Floors 29-30 of the Condominium Tower and the Parking Garages, it being the intent of Owner to construct, among other improvements, approximately eighty-nine (89) new hotel rooms on Floors 3-5 of the Condominium Tower and to construct approximately forty-eight (48) corporate apartment units on Floors 6-8 of the Condominium Tower (collectively, the “New Hotel Facilities and Corporate Apartments Project”), and (iii) Condo Owner Affiliate intends to construct approximately eighty-seven (87) residential for-sale condominium units on Floors 9-12, Floors 14-15, Floors 17-27, and a part of Floor 28 of the Condominium Tower (the “Residential Condominium Project”).

D.            Owner and Condo Owner Affiliate desire to retain Developer to assist Owner and Condo Owner Affiliate with the Main Hotel Building Renovation Project, the New Hotel Facilities and Corporate Apartments Project and the Residential Condominium Project.  Accordingly, Owner and Developer desire to enter into this Agreement pertaining to the Main Hotel Building Renovation Project and, concurrently herewith, (i) Owner and Developer will enter into a separate development agreement with respect to the New Hotel Facilities and Corporate Apartments Project, and (ii) Condo Owner Affiliate and Developer will enter into a separate development agreement with respect to the Residential Condominium Project.  As used in this Agreement, the term “Project” means the Main Hotel Building Renovation Project and any other work for which provision is made in the Final Development Budget (as hereinafter defined).

NOW THEREFORE, for and in consideration of the premises, the mutual promises and agreements set forth herein and Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1
APPOINTMENT AND DEVELOPMENT

Section 1.1             Appointment of Developer as Developer.  Owner hereby appoints Developer as its independent contractor to perform the Project, and delegates to Developer the right and obligation to supervise, manage and carry out the Project, on behalf and for the account of Owner, upon the terms and conditions set forth in this Agreement and in accordance with the Final Development Plan, Final Development Budget and Final Project Schedule (as each such term is defined below) and all items related thereto.

Section 1.2               Acceptance by Developer.  Developer accepts such appointment and agrees to perform such services on behalf and for the account of Owner as required by, and subject to, the terms and conditions of this Agreement.  Developer agrees to diligently use commercially reasonable efforts in the performance of its duties hereunder, which performance in all respects and at all times shall be carried out to the same extent and with the same degree of care and quality as the Developer would exercise in the conduct of its own affairs if the Developer were the owner of the Project.  Developer agrees to apply prudent and reasonable business practices in the performance of its duties hereunder and shall exercise that degree of skill, competence, quality and professional care rendered by companies performing the same or similar type services for comparable mixed-use projects in the St. Louis, Missouri area.  Developer will not subcontract any of its services to any other entity or person without first obtaining Owner’s prior written consent; provided, however, that Developer may retain such Consultants (as hereinafter defined) as are contemplated in this Agreement without Owner’s consent so long as the fees or other charges of such Consultants are set forth in the Final Development Budget.

Section 1.3             Pre-Construction Duties.  The initial objectives of the parties are to prepare a general development plan for the Project, cause the preparation of plans and specifications for the Project, and formulate a budget for the Project.

(a)           Developer has submitted to Owner for approval a development plan (the “Development Plan”) for the Project setting forth a description of the proposed improvements to be included in the Project, the schedule for preparation of the plans and specifications for the Project, and the proposed parameters of agreements with architectural, engineering, consulting, and general contracting firms.  Attached hereto as Exhibit B is a listing of the plans that comprise the Final Development Plan for the Project, the New Hotel Facilities and Corporate Apartments Project, and the Residential Condominium Project, all of which have been approved by Owner (together with such changes expressly permitted pursuant to this Agreement, the “Final Development Plan”) for the Project (such approval not to be unreasonably withheld or delayed so long as the Final Development Plan is consistent with the conceptual Development Plan.

(b)           Developer has submitted to Owner for approval a budget (the “Development Budget”) for the Project setting forth the hard costs, soft costs, and other expenditures anticipated to be incurred in connection with the Project.  Attached hereto as Exhibit C is the final Development Budget (together with such changes expressly permitted pursuant to this Agreement, the “Final Development Budget”) for the Project (such approval not to be unreasonably withheld or delayed so long as the Final Development Budget is consistent with the conceptual Development Budget attached hereto as Exhibit C).  The Final Development Budget shall be consistent with AIA Form G702 with a schedule of values based on standard Construction Specification Institute divisions, categories and subcategories.

(c)           Developer shall submit to Owner for approval a Project schedule (the “Project Schedule”) for the Project setting forth a timeline of construction activities in connection with the Project.  Attached hereto as Exhibit G is a conceptual Project Schedule that has been approved by Owner.  Based upon the conceptual Project Schedule attached hereto as Exhibit G, Developer shall with reasonable promptness, but in no event later than ninety (90) days after the Effective Date hereof, prepare and obtain Owner’s written approval of a final Project Schedule (together with such changes expressly permitted pursuant to this Agreement, the “Final Project Schedule”) for the Project (such approval not to be unreasonably withheld or delayed so long as the Final Project Schedule is consistent with the conceptual Project Schedule attached hereto as Exhibit G).  In this regard, Owner and Developer agree that it is their intent to commence the Project on or about the Effective Date.

(d)           Developer shall make recommendations to Owner with respect to the execution of the Project (Architect, contractors, Consultants), configuration of improvements included in the Project, and special requirements and conditions.

(e)           Developer shall discuss with Owner and make recommendations concerning expenses of the Project and financing and ownership strategies.

(f)            Developer shall prepare and compile data for the Project, including without limitation, site information, schedules, drawings and renderings. Such items shall be delivered to Owner upon request.

Section 1.4             Project Design.  Developer and Owner designate Klitzing Welsch Associates (“Architect”) as the primary design architect for the Project.  Architect may engage an outside architectural firm to produce construction drawings for the Project, so long as the costs, fees and other expenses of such additional architectural firm are set forth in the Final Development Budget.  If such costs, fees and/or expenses are not set forth in the Final Development Budget or exceed the line item(s) established in the Final Development Budget for such costs, fees and/or expenses, such additional architect and the fees, costs and expenses related thereto shall be subject to Owner’s prior written approval (such approval not to be unreasonably withheld or delayed).  Developer shall negotiate the contract with the Architect for the Project (as well as all contracts with any other architectural firm, subject to the limitations set forth in this Section 1.4), which shall be subject to the review and written approval of Owner (such approval not to be unreasonably withheld or delayed).  Owner shall enter into such contract with the Architect in the name of Owner.  Developer shall not amend or alter the terms of the Architect’s contract (or any contract with any additional architectural firm) without the prior written approval of Owner (such approval not to be unreasonably withheld or delayed).  Developer shall use diligent efforts to cause the plans and specifications for the Project to be prepared in a timely manner and in accordance with the Final Development Plan and Final Development Budget for the Project.  The final plans and specifications for the Project shall be approved in writing by Owner (such approval not to be unreasonably withheld or delayed).

Section 1.5             Other Services.  Developer has performed, and Developer shall continue to perform, the following services with respect to the Project:

(a)           Interview, negotiate with, and, after consultation with and approval of Owner, recommend for engagement by Owner any other independent design and development consultants (the “Consultants”) for the Project, including, if and as appropriate, space planners, landscape architects, civil, soils, mechanical, electrical and plumbing engineers, and acoustical, curtain wall, lighting, art and graphic design consultants.  The Consultants identified on Schedule 1 to this Agreement are hereby approved by Owner.

(b)           Manage and coordinate the Consultants regarding the Project and coordinate Architect’s preparation of the conceptual design, and the detailed plans and specifications therefor, including, as appropriate, matters relating to site planning, engineering, building shell, public space, building height, total area, floor size and landscape design, traffic and circulation matters.

(c)           Initiate the planning and coordinate with Owner, the Architect and/or the General Contractor the receipt of all necessary public and private approvals for the Project, including city planning, applicable building codes, public works, any applicable architectural review committee, and building permit approvals. Coordinate, with reliance on the Architect, engineers and Consultants, the satisfaction of all laws and regulations affecting the Project, including, without limitation, the Americans with Disabilities Act, and all environmental laws.

(d)           Review designs during their development and advise Owner regarding the design and use of improvements included within the Project, selection of materials, building systems and equipment and methods of delivery.

(e)           Provide Owner with a monthly progress report at the beginning of each month detailing (i) the amount of work on the Project that has been completed during the previous calendar month in relation to the Final Project Schedule; and (ii) the General Contractor’s and all subcontractors’ compliance with the Final Development Budget, as well as any changed conditions regarding cost.  All proposed change orders in respect of the Project shall be submitted to Owner as soon as possible for Owner’s written approval and execution (such written approval and execution not to be unreasonably withheld or delayed).  Notwithstanding the preceding sentence, however, Developer shall have the right to execute on behalf of Owner, without the prior approval of (but with notice to) Owner, any proposed change order described in the following clauses (A) and, if applicable, (B), so long as such proposed change order will not materially alter the appearance, utility or design of the Project or extend the final Project Schedule:  (A) a proposed change order for work within the scope of the General Construction Contract (as hereinafter defined) that will not cause an increase in the Final Development Budget, provided that if any such proposed change order requires an allocation from the contingency line item in the Final Development Budget in order to allow for payment of the work described therein, then such change order shall also be subject to the requirements of the following clause (B) of this Section 1.5(e); and (B) any proposed change order that requires an allocation from the contingency line item in the Final Development Budget in order to allow for payment of the work described therein, so long as such allocation from the contingency line item does not cause the Approved Contingency Limit to be exceeded.  The term “Approved Contingency Limit” shall mean the positive difference between the amount of Fifty Thousand Dollars ($50,000) and the amount allocated from the contingency line item in the Final Development Budget for work described in all proposed change orders that have not been expressly approved by Owner.  It is intended that the Approved Contingency Limit will fluctuate from time to time.  By way of non-binding example, if Developer signs a proposed change order (the “Hypothetical Change Order”) that requires an allocation from the contingency line item in the amount of $25,000 in order to allow for payment of the work described therein, the Approved Contingency Limit at that time would be $25,000 ($50,000 minus $25,000). Accordingly, until the Hypothetical Change Order is submitted to and approved by Owner, the Approved Contingency Limit would remain at $25,000 and, accordingly, any subsequent proposed change order that, if approved, would require an allocation from the contingency line item in excess of $25,000 would require the prior approval of Owner. By way of further non-binding example, at such time as the Hypothetical Change Order is submitted to and approved by Owner, the Approved Contingency Limit would be increased by $25,000 as a result thereof, and thus would be re-set at the amount of $50,000. If Developer executes any change order on behalf of Owner pursuant to this Section 1.5(e), Developer shall provide prompt notice of such change order to Owner.  The parties expressly agree that Develeoper has the authority to execute any proposed change order which Developer executes in compliance with the requirements and procedures set forth in the foregoing provisions of this Section 1.5(e).  Accordingly, Owner agrees that Developer shall have no liability to Owner of any type or kind whatsoever in connection with any proposed change order approved and executed by Developer in accordance with the requirements and procedures set forth in this Section 1.5(e).

(f)            Advise Owner regarding space planning, design and finish-out evaluations for the Project.

(g)           Prepare a detailed estimate of construction costs, developed by using estimating techniques which anticipate the various elements of the Project, and based on schematic design documents prepared by the Architect.  Update and refine this estimate periodically as the Architect prepares design development and construction documents.

(h)           Provide business administration and supervision consistent with good construction practices and as may be required for the Project; cause budget draw projections for all key trades and schedules for the purchase and delivery of all materials for the Project to be prepared and furnished to Owner.

Section 1.6             Project Commencement.

(a)           Owner and Developer hereby designate MCP, Inc. as the general contractor (“General Contractor”) for the Project.  Developer has negotiated a guaranteed maximum price contract with the General Contractor for the Project (the “General Construction Contract”), which General Construction Contract is hereby approved by Owner.  Owner shall enter into the General Construction Contract with the General Contractor in the name of Owner. Developer shall not amend or alter the terms of the General Construction Contract or issue or authorize change orders in connection therewith without the prior written approval of Owner, except as expressly permitted under Section 1.5(e) above.  Developer shall provide Owner with copies of all change orders on a monthly basis, or as otherwise requested by Owner or required by Section 1.5(e) above.

(b)           Developer shall cause the Project to be developed and constructed in accordance with the Final Development Plan, Final Development Budget and Final Project Schedule.  Developer shall provide Owner with information in connection with updating the Final Development Plan, Final Development Budget and Final Project Schedule as construction progresses and when requested by Owner, and the Final Development Plan, Final Development Budget and Final Project Schedule shall be modified from time to time based on such updates to the extent such modifications are approved by Owner (if Owner’s approval is required pursuant to the terms of this Agreement).  Developer shall use commercially reasonable efforts to cause the General Contractor to comply with the Final Development Plan, Final Development Budget and Final Project Schedule.

(c)           Unless otherwise consented to by Owner in writing or expressly authorized under Section 1.5(e) of this Agreement , Developer shall incur no expenditures nor authorize any other person or entity to incur or pay any expenditures in connection with the Project that are not provided for in the Final Development Budget.  All expenditures shall be charged to the proper account as specified in the Final Development Budget, and no expenditure may be classified or reclassified for the purpose of avoiding an excess of the budgeted amount of an accounting category, except as expressly provided in Section 1.5(e) of this Agreement.

Section 1.7             Project Administration.  During the Project, with due reliance upon and assistance from the Architect and Consultants, Developer shall exercise general management of the Project team and in connection therewith shall, without limiting the generality of the foregoing, perform the following duties in respect of the Project:

(a)           Provide direction to the General Contractor on behalf of Owner in matters requiring such direction per the terms of the General Contract.

(b)           Appoint management, support staff and/or Consultants to inspect the manner and progress of the Project;

(c)           Make, and to the extent set forth in the Final Development Budget, engage an owner’s representative (“Owner’s Representative”) to make, visits to the Project site to inspect the work and progress of construction with the General Contractor and with the Architect and other Consultants, which visits shall be of such frequency and duration as shall be necessary for Developer to carry out its duties under this Agreement, to guard against defects and deficiencies in the work and to determine that the work is being performed in accordance with the construction documents. Developer shall prepare and submit to Owner a progress report no less frequently than once each week detailing the observations of Developer and Owner’s Representative.  Owner hereby approves Northstar Management Company, LLC, as Owner’s Representative for the Project.  Any other Owner’s Representative shall be subject to the prior written approval of Owner (such approval not to be unreasonably withheld or delayed).

(d)           Advise Owner promptly of any material omissions, substitutions, defects, or deficiencies noted by Developer or reported to Developer by Owner’s Representative in the work of the General Contractor or any contractor, subcontractor or materialman.

(e)           Consult with Owner regarding proposed changes and modifications to the construction documents and coordinate issuance of change orders in accordance with the terms of this Agreement.  Developer shall ensure that all changes to the Project or services related thereto are implemented through written change orders signed by the Owner (or by Developer, if permitted under Section 1.5(e) of this Agreement) and the affected party. Developer shall establish a changes system to control the writing of change orders and to record all changes to the construction documents. For changes initiated by the Owner or Developer with respect to the General Contractor’s work, Developer shall prepare (or cause to be prepared at Developer’s cost and expense) written change order proposal requests, incorporating detailed drawings and specifications prepared or approved by the Architect where appropriate. For change order requests initiated by the General Contractor, Developer shall evaluate the requests and, if applicable, provide a copy to the Architect for comment. Developer shall evaluate proposed change orders for price, schedule and coordination impact and shall forward its recommendations to Owner, along with the comments of the Architect.  Developer shall prepare written change orders and shall obtain the signatures of the Owner and the affected party.  If, pursuant to this Agreement, Owner’s approval is not required for a change order, then Owner shall promptly execute and deliver the same to Developer.  If a change is performed by the General Contractor or a Consultant under a pricing arrangement other than lump sum, Developer shall make a record of units, work or services or actual costs incurred, as the case may be.  Developer shall obtain from the General Contractor and Consultants copies of supporting documents for all units of work or services or costs incurred. Developer shall keep a record copy of all signed change orders and shall provide copies to the Architect and Owner in accordance with Section 1.6(a) of this Agreement.

(f)            Review and evaluate all invoices and payment applications against actual progress to determine whether the amount claimed as the percent complete is accurate. Developer shall certify the amounts due the General Contractor and Consultants in a monthly draw request submitted to Owner no later than the tenth (10th) day of each calendar month after which the draw request applies, subject to change by the Project Lender (as hereinafter defined). Developer may certify, modify or withhold certification for payment, and shall require necessary revisions to such invoices. Developer will submit certified Project invoices to the Owner for review and approval along with a report summarizing the status of payments to the General Contractor and the costs of the Project. The Developer’s certification for payment shall constitute a representation to Owner, based on the Developer’s determinations at the site and on the data comprising the General Contractor’s invoices, that, to the best of the Developer’s knowledge, information and belief, the work has progressed to the point indicated and, except as stated in the certification for payment, the quality of the work is in accordance with the construction documents.

(g)           Obtain from the General Contractor all required lien waivers and all other documentation as provided for herein or in the General Construction Contract.

(h)           Consult with the Architect and Owner if the General Contractor or any contractor or subcontractor requests interpretations of the meaning and intent of the plans and specifications and assist in the resolution of any questions which may arise.

(i)            Assist in preparing such reports as may be reasonably required for the use of any public agency on the progress of the Project.

(j)            Maintain construction cost reporting for the Project, using the format required under Section 1.3(b).

(k)           Arrange for the delivery and storage, protection and security of Owner-purchased materials, systems and equipment which are a part of the Project, until such items are incorporated into the Project.

(l)            On application for final payment by the General Contractor, cause a final inspection of the work by the Architect to be performed, assemble and deliver to Owner any written guaranties, releases, bonds and waivers, instruction books, diagrams and charts required by the appropriate contract documents, and issue an approval for final payment.

(m)          Arrange for and assist the General Contractor in coordinating the installation of the public and private utilities with the appropriate utility companies on the most favorable terms and conditions obtainable for the Project at the time.

(n)           Coordinate the construction work with any activities of Owner on or about the Land or the improvements thereon during the construction period, including coordinating the preparation and completion of punch list items.

(o)           Hold regular meetings to be attended by representatives of Architect, General Contractor, Owner’s Representative and other key parties, and such special meetings as requested or required, and record and distribute minutes and decisions; and also provide copies of meeting minutes to Owner.

(p)           Establish a monthly reporting system that covers major operations, cost, schedule, and marketing aspects of the Project, including:

(i)            Cost Status - a monthly cost status report for each major cost item in the Project, employing a format acceptable to Owner and tracking budget, estimate, amount contracted, change orders and estimated cost to complete.

(ii)           Payments Status - a monthly payments status report for each major cost item in the Project employing a format acceptable to Owner and track payments made and amounts yet to be paid and project monthly cash requirements and update projections periodically.

(iii)          Project Status – a monthly narrative with executive summary, which outlines Project progress during reporting periods, and projection for work to be commenced in the next period.

(q)           Review (and cause the appropriate Consultants to review) all applicable building codes, environmental, zoning and land use laws and other applicable local, state and federal laws, regulations and ordinances concerning the Project. The Developer shall make application for and seek to obtain and keep in full force and effect all necessary governmental approvals and permits, and shall endeavor to perform such acts as shall be reasonably necessary to effect compliance by the Owner with all laws, rules, ordinances, statutes, and regulations of any governmental authority applicable to the Project. Upon receipt of Owner’s written request, Developer shall seek to obtain any variances or rezoning of such portion of the Land as are necessary or appropriate to cause the Project to be in compliance with applicable codes, laws, regulations and ordinances. Such services shall be performed at Developer’s own cost and expense, except that all out-of-pocket costs and costs of Owner-approved attorneys and Consultants incurred in any such efforts shall be borne by Owner. Developer shall make recommendations to Owner with respect to agreements with necessary government agencies and utilities.

(r)            Establish and maintain a central file for all design, construction, and related contractual documents, including contracts, purchase orders and change orders.

(s)           Receive and confer with Owner regarding response to all notices, claims and pertinent correspondence, and provide Owner with three (3) close-out binders (the “Close-Out Binders”) containing all warranties, guarantees, operating manuals and as-built drawings within ten (10) days after Completion (as hereinafter defined) of the Project (or as soon thereafter as reasonably practicable).

(t)            Make payment each month of expenditures authorized in the Final Development Budget, to the extent funds are made available therefor by Owner.

(u)           Prepare and submit duplicate monthly applications for payment to Owner and Project Lender on or before the tenth (10th) day of each calendar month for the prior calendar month for which payment is requested.  With each application for payment, Developer shall submit invoices from Developer and all contractors and subcontractors covering the period through the immediately preceding payment, and such other evidence reasonably required by Owner and/or Project Lender to demonstrate the amounts claimed as then payable.  The applications for payment shall show the costs actually incurred through the end of the period covered by the application for payment and for which the Developer has made or intends to make actual payment prior to the next application for payment.  With each payment to the General Contractor, Developer shall obtain a lien release from the General Contractor and all major subcontractors, covering all work for which payment is being made, and at such other intervals as Developer and/or Project Lender feels is necessary to be satisfied that the General Contractor is in fact paying its subcontractors.

(v)           Maintain current and accurate records and reports with regard to the financing, development and progress of the Project.  Such records shall be maintained at the Developer’s principal place of business and shall be made available to the Owner at any reasonable time, during normal business hours, for review and inspection by the Owner.  Owner shall have the right at its sole cost and expense to make copies of any books and records applicable to the Project for Owner’s use and review.

(w)          Enforce all contractual obligations of the General Contractor to comply with all Governmental Requirements relating to the Project, including, but not limited to, all applicable environmental laws including the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act.

(x)            Coordinate with the title company issuing title insurance with respect to the Project the issuance of an appropriate policy of title insurance and endorsements thereto such that Owner maintains title insurance with respect to the Project that is typically maintained by owners of projects similar to the Project in the St. Louis, Missouri area.

(y)           Perform such other additional development management functions as are commercially appropriate to complete the Project in accordance with the Final Development Plan, Final Development Budget and Final Project Schedule.

In the performance of its services, Developer shall (1) exercise that degree of professional skill, competence, quality and professional care rendered by companies in the St. Louis, Missouri area performing the same or similar type services for comparable mixed-use projects; (2) furnish efficient business administration and supervision and use commercially reasonable efforts to perform in an expeditious, timely and economical manner consistent with the interests of the Owner; and (3) perform the services required of Developer under this Agreement at all times in a professional and commercially reasonable manner.  As used herein, “Governmental Requirements” means final land development approval and all other permits and approvals required to commence and complete the Project in accordance with the Final Development Plan,

Final Development Budget and Final Project Schedule and all applicable statutes, ordinances, regulations, orders, rules, directives or contracts of any federal, state, municipal or other governmental or quasi-governmental board, agency, authority or body (individually and collectively, a “Governmental Requirement” or the “Governmental Requirements”), including the preparation and submission of all necessary drawings, documents, information and comments (all of which shall be subject to Owner’s written approval prior to submission to any governmental authority).

Section 1.8             Limitation on Expenditures.  Except for expenditures made and obligations incurred in accordance with the Final Development Budget for the Project, or otherwise approved in writing in advance by Owner or expressly permitted under Section 1.5(e) of this Agreement, Developer shall not have the power or authority to make any expenditure or incur any expense or obligation on behalf of Owner in connection with the Project, except in the face of an emergency affecting the safety of persons or property in connection with the Project, and then only to the extent reasonably necessary during the period of such emergency.

Section 1.9             Deemed Approval by Owner.  Whenever Developer shall be required under the terms of this Agreement to obtain the approval of Owner with respect to a matter, Owner shall be deemed to have approved such matter if Owner fails to send Developer written notice of Owner’s disapproval of such matter within ten (10) business days after Developer submits in writing such matter to Owner for consideration.

Section 1.10           Employees.  To the extent set forth in the Final Development Budget, Developer shall engage at all times a sufficient number of capable employees, consultants or independent contractors to enable Developer to perform its duties hereunder.  The individual development managers designated by Developer or the Consultants retained by Developer to be dedicated to the Project and who shall be principally responsible for performing the development management functions set forth in this Agreement shall be subject to the reasonable approval of Owner (such approval not to be unreasonably withheld or delayed). Owner hereby acknowledges its approval of the following individuals as development managers principally responsible for performing the development management functions set forth herein:  James L. Smith and Marcia Smith Niedringhaus.  Any substitute development manager shall also be subject to the reasonable approval of Owner. All persons either employed or retained by Developer in the performance of its responsibilities hereunder shall be exclusively controlled by Developer and shall not be employees of the Owner, and Owner shall have no liability, responsibility or authority with respect thereto.

Section 1.11           Ownership of Information and Materials.  Subject to any agreement with third parties executed (or approved in writing) by Owner, Owner shall have the right to use, without further compensation to Developer, all written data and information generated by or for Developer in connection with the Project or supplied to Developer by Owner or Owner’s contractors or agents, and all drawings, plans, books, records, contracts, agreements and all other documents and writings in its possession relating to its services or the Project.  Such data and information shall at all times be the property of Owner. Developer agrees, for itself and all persons retained or employed by Developer in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Owner which is heretofore or hereafter disclosed to Developer or any such persons and which is designated by Owner as confidential and proprietary, including but not limited to any proprietary or confidential data, information, plans, programs, plants, processes, equipment, costs, operations, tenants or customers which may come within the knowledge of Developer or any such persons in the performance of, or as a result of, its services, except where (a) Owner specifically authorizes Developer to disclose any of the foregoing to others or such disclosure reasonably results from the performance of Developer’s duties hereunder, or (b) such written data or information shall have theretofore been made publicly available by parties other than Developer or any such persons, or (c) Developer is required by law to disclose such information (provided that in such case Developer shall give Owner prior notice of the request for disclosure and shall cooperate with Owner in obtaining a protective order or other remedy at Owner’s expense).

Section 1.12           Hazardous Substances.   Developer shall exercise such efforts as are exercised by other prudent developers of similar property to prevent any Hazardous Substances from being deposited, stored, disposed, placed, generated, manufactured, buried, refined, transported, treated, discharged, handled or located on the Land or in the improvements located thereon, except as may be specifically authorized by Owner pursuant to this Agreement.  In connection with any such Hazardous Substances so authorized, Developer shall exercise commercially reasonable efforts to confirm that any such authorized activity with respect to Hazardous Substances is conducted in accordance with applicable Governmental Requirements and the terms and conditions of any such authorization by Owner.  The term “Hazardous Substances” includes (a) any chemical, material, element, compound, solution, mixture, substance or other matter of any kind whatsoever which is defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any federal statute, ordinance, regulation, order, rule or directive, or any statute, ordinance, regulation, order, rule or directive of the State of Missouri, any political subdivisions of that state, any township or municipal corporation of the state, or any board, agency, authority or body associated with any of the foregoing or any quasi-governmental body or agency with jurisdiction over such matters; (b) PCBs or asbestos or materials containing PCBs or asbestos; (c) petroleum and petroleum-based chemicals and substances; and (d) urea formaldehyde.  Owner authorizes Developer to allow a contractor engaged in construction to temporarily use or store Hazardous Substances where (i) such Hazardous Substances are reasonably required for an area in quantities appropriate to the performance of the contractors’ work; (ii) the use and storage of such Hazardous Substances is in conformity with all applicable requirements; and (iii) Developer exercises reasonable oversight over the contractors’ compliance with clauses (i) and (ii).

Section 1.13           Payment for Materials.  Notwithstanding anything contained herein to the contrary, no amount shall be paid to Developer for materials delivered but not yet incorporated into the Project unless Owner and Project Lender receive (a) bills of sale or other evidence of the passage of title of such materials to Owner, subject only to payment, (b) evidence that the materials are insured under applicable casualty insurance policies, and (c) evidence that such materials are securely stored at the Property.  In the event of any conflict between this Section 1.13 and the terms and conditions of Owner’s agreements with the Project Lender, the latter shall control.

Section 1.14           Completion.

(a)           Developer shall use its reasonable efforts to cause Completion (defined below) of the Project to occur on or before the final completion date set forth in the Final Project Schedule.

(b)           For purposes of this Agreement, the “Completion” of the Project shall be deemed to have occurred on such date as all the following conditions are fulfilled:

(i)            The Project has been completed in substantial accordance with the plans and specifications for the Project (as same have been approved in writing by Owner) except for any Punchlist Items (defined below);

(ii)           Developer has delivered to Owner a Certificate of Substantial Completion (a “Completion Certificate”) from the Architect on the form promulgated by the AIA in respect of the Project; provided that such Completion Certificate may include an appropriate list of items (“Punchlist Items”) that do not interfere with occupancy or use of the Project and remain to be completed after the date of issuance of the Completion Certificate;

(iii)          Developer has delivered to Owner a final or temporary certificate of occupancy from the City of St. Louis for the Project; and

(iv)          Developer is then not in default under this Agreement.

(c)           Concurrently with Completion of the Project, or as soon thereafter as reasonably practicable through the use of commercially reasonable efforts by Developer, Developer shall deliver to Owner the following items (collectively, the “Completion Documentation”):

(i)            a final lien waiver from the General Contractor on a form to be reasonably approved in writing by Owner, which, among other things, (1) waives and releases all lien rights and any claims the General Contractor may have with respect to the Owner, the Project, or the Land and related improvements, and (2) contains a statement that the General Contractor has paid all of its subcontractors, suppliers and other vendors all amounts due them for such work performed in respect of the Project. Notwithstanding the preceding sentence, if there is any outstanding lien or claim to lien that constitutes an exception to the statement contained in clause (2) of the preceding sentence, Developer may purchase (or cause to be purchased) a bond in the amount of one hundred fifty percent (150%) of the amount of such lien or claim to lien, and such bond shall be deemed to satisfy such lien or claim to lien for purposes of this Section 1.14(c)(i), so long as the title company that issued the title insurance policy maintained by Owner with respect to the Project provides affirmative insurance coverage with respect to such lien or claim to lien.

(ii)           a final certificate of occupancy from the City of St. Louis for the Project and such other governmental permits and licenses as are required for the occupancy and operation of the Project;

(iii)          evidence of completion of the Punchlist Items; and

(iv)          three (3) Close-Out Binders with respect to the Project.

ARTICLE 2
COMPENSATION

Section 2.1             Development Fee.  For all services rendered in connection with the Project pursuant to Article 1, Developer shall be paid a fee (the “Development Fee”) equal to three percent (3%) of the Designated Construction Costs set forth on Exhibit D attached hereto as may be amended from time to time by the parties hereto, subject to the provisions of Section 2.2 and Section 2.3 below.  The Development Fee shall be paid to Developer in accordance with Exhibit E attached hereto.  The Development Fee shall be Developer’s full and complete compensation for the performance of duties, services, efforts and/or activities in connection with the development of the Project, whether or not enumerated in Article 1.  Developer shall not be entitled to payment for or reimbursement of any costs or expenses incurred in the performance of the services under Article 1 or otherwise in connection with the Project, except as expressly set forth in this Agreement and the Final Development Budget.

Section 2.2             Adjustment to Development Fee.  Upon the date of Completion, a determination shall be made as to whether the Development Fee should be reduced, as follows:

(a)           If the costs to complete the Project exceed the costs set forth in the Final Development Budget, then the Development Fee shall be reduced by the lesser of (i) the amount by which incurred costs exceed the costs set forth in the Final Development Budget, or (ii) twenty-five percent (25%) of the budgeted Development Fee; and

(b)           If the actual date of Completion extends beyond the date of Completion as projected in the Final Project Schedule (excluding delays caused by Force Majeure Events, delays resulting from change orders approved or deemed approved by Owner, or delays resulting from arbitration proceedings pursuant to Section 7.22), then the Development Fee shall be reduced as follows: (i) if the actual date of Completion exceeds the projected Completion date by more than sixty (60) days, then the Development Fee shall be reduced by five percent (5%) of the budgeted Development Fee; (ii) if the actual date of Completion exceeds the projected Completion date by more than ninety (90) days, then the Development Fee shall be reduced by fifteen percent (15%) of the budgeted Development Fee; and (iii) if the actual date of Completion exceeds the projected Completion date by more than one hundred twenty (120) days, then the Development Fee shall be reduced by twenty-five percent (25%) of the budgeted Development Fee.

(c)           Notwithstanding the foregoing provisions of this Section 2.2, in no event shall the aggregate decrease in the Development Fee pursuant to Sections 2.2(a) and 2.2(b) above exceed twenty-five percent (25%) of the budgeted Development Fee.

(d)           Owner shall disburse the Development Fee, as same may be reduced pursuant to this Section 2.2 or withheld pursuant to Section 2.3 below, within twenty (20) business days after Completion, and any amount of the Development Fee withheld pursuant to Section 2.3 below shall be disbursed to Developer within ten (10) business days after receipt by Owner of all Completion Documentation.

Section 2.3             Withholding Pending Delivery of Completion Documentation.  Notwithstanding anything contained herein to the contrary, Owner shall have the right to withhold five percent (5%) of the Development Fee until such time as all Completion Documentation has been delivered to Owner.

Section 2.4             No Other Compensation.  Other than the Development Fee, Developer shall be entitled to no compensation under this Agreement, nor will Developer be entitled to any reimbursement of expenses except as expressly set forth in this Agreement or the Final Development Budget. Without limiting the generality of the preceding sentence, it is specifically agreed that, except as expressly set forth in the Final Development Budget, Developer will not be entitled to reimbursement for (a) the salary or wages, payroll taxes, insurance, workers’ compensation or other benefits of any employees of Developer; (b) the cost of forms, papers, ledgers or any other supplies or equipment used in the Developer’s office; (c) the cost of electronic data processing or computer services that Developer may elect to incur in the performance its duties under this Agreement; (d) the cost of office equipment acquired by Developer to enable it to perform its duties hereunder (except to the extent necessary to synthesize Developer’s software capabilities with those of Owner in order for Developer to comply with its obligations under this Agreement); (e) the cost of advances made to employees of Developer and cost of travel and lodging by Developer’s employees and agents; (f) Developer’s overhead and general expenses; (g) costs arising from the fault or negligence of Developer; or (h) costs Developer is prohibited from incurring with respect to the Project pursuant to Section 1.6(c).  Nothing in this Section 2.4 shall be construed to limit the right of Developer (or any affiliate or shareholder of Developer) to be reimbursed for costs and expenses incurred by Developer (or its affiliates or shareholders) prior to the date of this Agreement that are set forth in the Final Development Budget approved by Owner.

ARTICLE 3
INSURANCE AND INDEMNITY

Section 3.1             Insurance Requirements.  Throughout the term of this Agreement, insurance with respect to the Project shall be carried and maintained in force in accordance with the provisions contained in Exhibit F attached hereto and made a part hereof, with the premiums and other costs and expenses for such required insurance to be borne as provided in Exhibit F.

Section 3.2             Indemnity.  Subject to Section 3.3, Developer agrees to indemnify, defend and hold Owner harmless from and against any and all costs, expenses, attorneys’ fees, suits, liabilities, damages, or claims for damages, in any way relating to the management of the Project by Developer and arising out of or in connection with the gross negligence or willful misconduct of Developer or Developer’s failure or refusal to comply with or abide by or perform its obligations set forth in this Agreement. Subject to Section 3.3, Owner shall indemnify, defend and hold Developer harmless from and against all costs, expenses, attorneys’ fees, suits, liabilities, damages, or claims for damages arising out of or in connection with the gross negligence or willful misconduct of Owner or Owner’s failure or refusal to comply with or abide by or perform its obligations set forth in this Agreement. The indemnities set forth in this Section 3.2 shall survive the termination of this Agreement, but shall lapse and be of no further effect unless a claim is made thereunder in a court of competent jurisdiction within the applicable period of limitations provided under Missouri law.

Section 3.3             Waiver of Subrogation.   OWNER, ON BEHALF OF ITSELF AND ITS INSURERS, WAIVES ITS RIGHTS OF RECOVERY AGAINST DEVELOPER OR DEVELOPER’S PARTNERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES, FOR DAMAGES SUSTAINED BY OWNER AS A RESULT OF ANY DAMAGE TO ANY PROPERTY ARISING FROM ANY RISK OR PERIL GENERALLY COVERED OR COVERABLE BY ANY INSURANCE POLICY ACTUALLY CARRIED BY OR REQUIRED TO BE CARRIED BY OWNER PURSUANT TO THE TERMS OF THIS AGREEMENT, REGARDLESS OF CAUSE, INCLUDING NEGLIGENCE; AND OWNER AGREES THAT NO PARTY SHALL HAVE ANY SUCH RIGHT OF RECOVERY BY WAY OF SUBROGATION OR ASSIGNMENT.  DEVELOPER, ON BEHALF OF ITSELF AND ITS INSURERS, WAIVES ITS RIGHTS OF RECOVERY AGAINST OWNER AND OWNER’S PARTNERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES, FOR DAMAGES SUSTAINED BY DEVELOPER AS A RESULT OF ANY DAMAGE TO ANY PROPERTY ARISING FROM ANY RISK OR PERIL GENERALLY COVERED OR COVERABLE BY ANY INSURANCE POLICY ACTUALLY CARRIED BY OR REQUIRED TO BE CARRIED BY DEVELOPER PURSUANT TO THE TERMS OF THIS AGREEMENT, REGARDLESS OF CAUSE, INCLUDING NEGLIGENCE; AND DEVELOPER AGREES THAT NO PARTY SHALL HAVE ANY SUCH RIGHT OF RECOVERY BY WAY OF SUBROGATION OR ASSIGNMENT.  OWNER AND DEVELOPER SHALL EACH NOTIFY THEIR RESPECTIVE INSURANCE CARRIERS OF THE MUTUAL WAIVERS HEREIN CONTAINED AND SHALL CAUSE THEIR RESPECTIVE INSURANCE POLICIES REQUIRED HEREUNDER TO BE ENDORSED, IF NECESSARY, TO PREVENT ANY INVALIDATION OF COVERAGE AS A RESULT OF THE MUTUAL WAIVERS HEREIN CONTAINED.

ARTICLE 4.
TERM AND TERMINATION

Section 4.1             Term.  Developer shall manage the Project as herein specified until Completion or such earlier termination of this Agreement as set forth herein; provided, however, if any remedial work to be performed by the General Contractor following Completion has not been completed, the term of this Agreement shall be extended until the date on which any remedial work required to be performed by the General Contractor following Completion shall be so performed and accepted by Owner.

Section 4.2             Termination by Owner.   Notwithstanding the foregoing, however, Owner may terminate this Agreement if one or more of the following events shall occur:

(a)           the filing by Developer of a voluntary petition in bankruptcy, the filing by a creditor of an involuntary petition in bankruptcy which is not dismissed within sixty (60) days, the adjudication of Developer as bankrupt or insolvent, the filing by Developer of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, assignment for the benefit of creditors, or similar relief for debtors;

(b)           a failure by Developer to pay any amounts or monetary obligations due and owing to Owner which is not cured within ten (10) business days following receipt of written notice by Owner specifying such default;

(c)           failure by Developer to achieve Completion within one hundred twenty (120) days after the scheduled date of Completion as set forth in the Final Project Schedule, subject to Force Majeure Events, delays resulting from change orders approved or deemed approved by Owner, or delays resulting from any arbitration proceedings pursuant to Section 7.22;

(d)           a good faith determination by Owner that Developer is not developing the Project in a manner satisfactory to Owner, provided that (i) Owner shall have notified Developer in writing of such dissatisfaction, (ii) Developer shall have failed to cure Owner’s dissatisfaction within thirty (30) days after the giving of such notice, and (iii) a final decision shall have been issued in an arbitration proceeding under Section 7.22 of this Agreement that Developer has not discharged its duties hereunder in a manner consistent with the standards set forth in Section 1.2 hereof;

(e)           a good faith determination by Owner that completion of the Project is not economically feasible (provided, however, that Owner must abandon the Project for at least one (1) year and not continue construction thereof);

(f)            the costs of the Project exceed the amount scheduled in the Final Development Budget by more than thirty percent (30%);

(g)           a material default by Developer under this Agreement that is not cured within thirty (30) days following receipt of written notice from Owner specifying the default; provided, however, that if such default cannot be cured within such thirty (30) day period through the use of diligent efforts, such period shall be extended for an additional thirty (30) days; provided, further, that if Developer promptly commences such cure and thereafter diligently prosecutes such cure but is unable to complete such cure within the aforesaid two thirty (30) day periods, Developer shall be afforded an additional thirty (30) days to complete such cure;

(h)           Owner sells the Property, at Owner’s election, and in connection with such sale Owner pays to Developer all amounts required under this Agreement and the Hotel LLC Agreement (as hereinafter defined);

(i)            a failure by Developer to maintain steady progress of the Final Project Schedule, except as may otherwise be approved by Owner and subject to Force Majeure Events, delays resulting from change orders approved or deemed approved by Owner, or delays resulting from arbitration proceedings pursuant to Section 7.22;

(j)            a termination for cause of the development agreement executed between Condo Owner Affiliate and Developer with respect to the Residential Condominium Project, it being agreed that any termination by reason of provisions such as those set forth in Sections 4.2(a)-(g) and 4.2(i) above shall be deemed a termination for cause; or

(k)           the Smith Investor (as such term is defined in the Limited Liability Company Agreement of Owner (the “Hotel LLC Agreement”)) ceases to be a Member of Owner and in connection therewith the Smith Investor is paid any amount due to the Smith Investor under this Agreement and the Hotel LLC Agreement by reason of termination of this Agreement.

Section 4.3             Termination by Developer.  Developer may terminate this Agreement if one or more of the following events shall occur:

(a)           a failure by Owner to pay any amounts or monetary obligations due and owing to Developer which is not cured within ten (10) business days following receipt of written notice by Developer specifying such default; or

(b)           a material default by Owner under this Agreement that is not cured within thirty (30) days following receipt of written notice from Developer specifying the default; provided, however, that if such default cannot be cured within such thirty (30) day period through the use of diligent efforts, such period shall be extended for an additional thirty (30) days; provided, further, that if Owner promptly commences such cure and thereafter diligently prosecutes such cure but is unable to complete such cure within the aforesaid two thirty (30) day periods, Owner shall be afforded an additional thirty (30) days to complete such cure.

(c)           Owner (or an Affiliate of Owner) defaults in its obligations under that certain joint venture agreement executed on even date herewith and such default is not cured within any applicable notice or grace period.

Section 4.4             Additional Remedies.  If either party defaults in the performance of any of its obligations hereunder and such default continues beyond the applicable notice and cure periods as set forth in Section 4.1, then the non-defaulting party may pursue all other rights, remedies and recourses available at law.  Enforcement of the provisions of this Article 4 shall not diminish Developer’s obligations under Article 5.

ARTICLE 5
DUTIES UPON TERMINATION OR EXPIRATION

Section 5.1             Developer’s Duties.  Upon termination or expiration of this Agreement, Developer shall, within ten (10) business days thereafter, deliver to Owner complete copies of all books and records maintained by Developer for the Project.

Section 5.2             Owner’s Duties.  Owner shall compensate Developer for all fees earned hereunder through the expiration or earlier termination date of this Agreement promptly following the delivery of the information called for in Section 5.1, subject to any claims Owner may have arising out of Developer’s default in performance hereunder.  Additionally, with respect to any termination of this Agreement pursuant to Section 4.2(h) or 4.2(k), Owner shall pay to Developer a termination fee equal to the net present value of the balance of the Development Fee that has not been paid to Developer as of the date of termination.  The discount factor to be applied to the calculation of net present value shall be the prime rate or if not available the substitute or replacement for the prime rate as then published in the Wall Street Journal on the date of the notice of termination.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

Section 6.1             Developer’s Representations and Warranties.  Developer hereby represents and warrants to Owner as of the date hereof as follows:

(a)           Developer is duly organized, validly existing and in good standing under the laws of the State of Missouri, and is authorized to conduct business in the State of Missouri.  Developer has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Developer enforceable in accordance with its terms, subject to creditor’s rights, bankruptcy and any other equitable principles. The execution and delivery of this Agreement by the party signing on behalf of Developer has been duly authorized. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement.

(b)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Developer do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the assets of Developer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Developer is a party or which is or purports to be binding upon Developer or which otherwise affects Developer, or which otherwise will not be discharged, assumed or released. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Developer in accordance with its terms.

(c)           There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Developer or pending against Developer.

(d)           All authorizations, approvals and consents, if any, required to be obtained from, and all registrations, declarations and filings, if any, required to be made with, all governmental authorities and all other persons or entities to permit Developer to execute and deliver and to perform its obligations under this Agreement have been obtained or made and all such authorizations, approvals, consents, registrations, declarations and filings are in full force and effect, and all terms and conditions contained in or existing in respect of such authorizations, approvals, consents, registrations, declarations and filings have, to the extent necessary prior to the date of execution and delivery hereof and thereof, been duly satisfied and performed.

(e)           Except as set forth on Schedule 2 attached hereto and incorporated herein by reference, there are no claims, actions, litigation, judgments, rulings, suits or proceedings actual, pending, or, to the best of Developer’s knowledge, threatened by or against Developer which, if determined adversely to Developer, would materially adversely affect Developer’s ability to perform its obligations under this Agreement.

(f)            Developer is possessed of sufficient skill, qualifications, experience, expertise and capability to perform its obligations hereunder, shall maintain and/or cause its agents, affiliates, or consultants to maintain adequate personnel, manpower, capital, equipment and facilities to perform its obligations hereunder, and holds any and all licenses, certificates, authorizations and registrations required to permit it to perform its obligations hereunder.

(g)           Developer represents that it is knowledgeable and experienced in the development, construction management and leasing of business property in the St. Louis, Missouri metropolitan area.

Section 6.2             Owner’s Representations and Warranties.  Owner hereby represents and warrants to Developer as of the date hereof:

(a)           Owner is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to conduct business in the State of Missouri and State of Texas.  Owner has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Owner enforceable in accordance with its terms, subject to creditor’s rights, bankruptcy and any other equitable principles. The execution and delivery of this Agreement by the party signing on behalf of Owner has been duly authorized. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement.

(b)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Owner do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the assets of the Owner by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Owner is a party or which is or purports to be binding upon Owner or which otherwise affects Owner, or which otherwise will not be discharged, assumed or released. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Owner in accordance with its terms.

(c)           There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Owner or pending against Owner.

ARTICLE 7
MISCELLANEOUS PROVISIONS

Section 7.1             Notices.   All notices given hereunder shall be made in writing and given to the addressee at the address specified on the signature pages hereof.  Notices may be given by certified mail, return receipt requested, by hand delivery, by Federal Express or other nationally-recognized overnight delivery service, or by facsimile transfer and shall be effective upon receipt at the address of the addressee.

Section 7.2             Assignment.  Developer may not assign its rights nor delegate its duties hereunder without the prior written consent of Owner, except to the extent that Developer has the right under this Agreement to engage Consultants or other agents.  Developer’s assignment in contravention of this Section shall be null and void.  Any permitted assignment by Developer shall not relieve Developer of any of its obligations hereunder.  Owner shall have the right to assign its rights and duties under this Agreement, in whole but not in part, without the consent of Developer.

Section 7.3             Lender Requirements.  Developer agrees to execute such commercially reasonable documents as may be required by any lender (the “Project Lender”) financing the Project. In addition, Developer agrees to conform its general policies and procedures to any commercially reasonable requirements of the Project Lender.

Section 7.4             Waiver of Lien Claims.  Developer hereby waives any and all rights it may now or hereafter have to assert a lien (whether constitutional, statutory, conferred by common law or arising in any other manner) against the Land, the improvements located thereon, or any part thereof.

Section 7.5             Force Majeure Events.  Except for obligations regarding the payment of money and the maintenance of insurance, whenever a period of time is herein prescribed for action to be taken by Owner or Developer, neither party shall be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to Force Majeure Events.  For purposes hereof, “Force Majeure Events” shall consist of abnormal weather patterns that affect critical path construction, acts (or the failure to act) by the other party to this Agreement, unforeseeable physical conditions, uncontrollable delay in issuance of permits, changes in governmental laws, enemy or hostile governmental action, acts of terrorism or war, civil commotion, unavailability or shortage of labor or materials, and condemnation actions, fire or other casualty, or any other similar event beyond the reasonable control of the parties. The party seeking to excuse delay in performance by reason of a Force Majeure Event must, no later than the tenth (10th) day of the calendar month immediately following the calendar month in which such Force Majeure Event occurs, notify the other party thereof in writing, and of the cause or causes thereof.

Section 7.6             Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Missouri.

Section 7.7             Time of Essence.  Time is of the essence of this Agreement.

Section 7.8             Entireties, Beneficiaries.  This Agreement represents the entire Agreement between Owner and Developer with regard to management of the Project and all prior agreements are superseded hereby.  This Agreement is for the sole benefit of Owner and Developer and no other party is benefited hereby.  This Agreement creates contractual rights only between Owner and Developer, and Developer has no lien rights in or to the Land, the improvements located thereon, or any part thereof.

Section 7.9             No Agency.  Developer and its agents shall all act as independent contractors in respect of Owner with regard to this Agreement.  All personnel and staff of Developer shall be and remain employees or agents of, or independent contractors with, Developer and not of or with Owner.  Developer shall at all times represent to third parties that the relationship of Developer to Owner, with regard to Developer’s duties under this Agreement, is that of independent contractor, and Developer and Owner shall not represent to any party that Developer and Owner are partners, co-venturers or principal and agent, or have any other relationship other than that of independent contractors with regard to this Agreement.  Developer’s authority to act on behalf of Owner is strictly limited to that expressly delegated herein.  Developer represents and warrants that (a) it has all the requisite licenses and other approvals required by law to carry out its duties hereunder; or (b) it will effect the services requiring such licenses through duly licensed agents and subcontractors who are affiliates of Developer that have all requisite licenses and authority to carry out such services.

Section 7.10           Attorneys’ Fees.  Should either the Owner or the Developer employ an attorney or attorneys to enforce any of the terms and conditions of this Agreement, or to protect any right or interest created or evidenced hereby, the losing party shall pay the party obtaining final, unappealable judgment all reasonable costs, damages and expenses, including reasonable attorneys’ fees and expenses incurred by the prevailing party.

Section 7.11           No Waiver.  The failure of either party to seek redress for violation, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement shall not constitute a waiver of such strict performance, and the parties shall have all remedies provided in this Agreement and by applicable law with respect to any subsequent act which would have originally constituted a violation.

Section 7.12           Entire Agreement.  This Agreement embodies the entire understanding of the parties and supersedes all prior agreements and understandings, and there are no further agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement.

Section 7.13           Severability.  If one or more of the provisions of this Agreement or any application of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application of such provisions shall in no way be affected or impaired.

Section 7.14           Amendments.  This Agreement may be amended, from time to time, only with the written consent of both Owner and Developer.

Section 7.15           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

Section 7.16           Additional Acts.  In connection with this Agreement, as well as all transactions contemplated by this Agreement, Owner and Developer each agree to execute and deliver such additional documents and instruments and take all such necessary action and perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions; provided, however, this Agreement may be modified only in accordance with the terms hereof.

Section 7.17           Exhibits.  All exhibits referred to herein shall be considered a part of this Agreement as fully as if and with the same force and effect as if such exhibit had been included herein in full.

Section 7.18           Limitation of Liability.  Any liability of Owner to Developer (or any person or entity claiming by, through or under Developer) for any default by Owner under this Agreement or any matter relating to this Agreement shall be limited to Developer’s actual direct, but not consequential, damages therefore.  The liability of Owner for the payment of all sums which may be owed to Developer under this Agreement and for the performance of all other obligations of Owner to Developer under this Agreement shall be limited to Owner’s interest in the Project and the proceeds thereof.  Neither Owner nor any of the constituent partners or members of Owner or any partners or members, shareholders, officers, directors, beneficiaries or trustees of the constituent partners or members of Owner shall be personally liable for the payment of any sums or the performance of any other obligations due to Developer under this Agreement.

Section 7.19           Confidentiality.  Owner and Developer each agree to use commercially reasonable efforts to keep confidential (a) the terms of this Agreement, and (b) all written and verbal negotiations and communications with Owner in connection with this Agreement (collectively, “Confidential Information”).  However, notwithstanding the foregoing provisions or anything else to the contrary contained in this Agreement (i) Owner and Developer may disclose such Confidential Information to its consultants, attorneys, accountants, and lenders, and others who need to know the Confidential Information for the purpose of assisting Owner or Developer, as the case may be, in connection with the transaction that is the subject of this Agreement; (ii) the foregoing covenant of confidentiality shall not be applicable to any information that is public knowledge or otherwise available in the public domain without breach of this Agreement; and (iii) Owner and Developer shall be permitted to disclose such Confidential Information as may be recommended by such party’s legal counsel in order to comply with all financial reporting, securities laws and other legal requirements applicable to Owner or Developer, as the case may be, including any required disclosures to the Securities and Exchange Commission.

Section 7.20           Waiver of Jury Trial.  Developer and Owner each hereby waives trial by jury in any action arising out of matters related to this Agreement, which waiver is informed and voluntary.

Section 7.21           Compliance Amendments. Reference is made to Behringer Harvard Opportunity Op I LP, a Texas limited partnership (“BH REIT”), which owns a direct or indirect interest in Owner.  Notwithstanding anything contained herein to the contrary, in the event that legal counsel for Owner reasonably determines that an amendment to this Agreement is necessary or advisable in order for this Agreement to comply with applicable tax laws (including, without limitation, laws and regulations pertaining to real estate investment trusts), applicable securities laws, the offering documents pertaining to  BH REIT or any Affiliate, or the Statement of Policy Regarding Real Estate Programs of the North American Securities Administrators Association, Inc., effective September 29, 1993, as amended, then Owner and Developer shall, within ten (10) business days after request from Owner, execute such an amendment; provided, however, that no such amendment may decrease the compensation to which Developer is entitled hereunder or materially increase Developer’s liabilities or obligations under this Agreement without Developer’s written consent.

Section 7.22           Dispute Resolution.  The parties hereto have agreed to submit disputes to mandatory arbitration in accordance with the provisions of this Section 7.22.  Each party waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in this Section 7.22; provided, however, the waiver in this

Section 7.22 will not prevent the other party from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein.  Notwithstanding the foregoing, prior to submitting any dispute hereunder to arbitration, each party shall first attempt in good faith, for thirty (30) days after the first notice given under this Agreement regarding such dispute, to resolve any such dispute promptly by negotiation between executives of each party who have authority to settle the dispute, which shall include an in-person meeting between such executives in St. Louis, Missouri.

(a)           Any dispute between the parties as to the interpretation of any provision of this Agreement or the rights and obligations of any party hereunder shall be resolved through binding arbitration as hereinafter provided in St. Louis, Missouri.

(b)           If arbitration is required to resolve a dispute between the parties, a panel of three (3) arbitrators shall be convened.  Each party hereto shall each select one (1) arbitrator with at least five (5) years experience in commercial real estate in general and hotel operation in particular, and those two (2) arbitrators shall by agreement select a third arbitrator having recognized expertise and at least five (5) years experience in commercial real estate in general and hotel operation in particular.

(c)           The arbitrators selected pursuant to Section 7.22(b) above will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding. The arbitrators may use the rules of the American Arbitration Association for commercial arbitration but are encouraged to adopt the rules the arbitrators deem appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrators may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) minimize discovery procedures as the arbitrators deem appropriate, (iii) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (iv) impose any other rules which the arbitrators believe appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. In any event, the arbitrators (A) shall permit each side no more than two (2) depositions (including any deposition of experts), which depositions may not exceed four (4) hours each, one set of 10 interrogatories (inclusive of sub-parts) and one set of five (5) document requests (inclusive of sub-parts); (B) shall not permit any requests for admissions; (C) shall limit the hearing, if any, to two (2) days; and (D) shall render their decision within sixty (60) days of the filing of the arbitration.

(d)           The arbitrators will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.

(e)           Any award made by the arbitrators shall be binding on the parties and all parties to the arbitration and shall be enforceable to the fullest extent of the law.

(f)            In reaching any determination or award, the arbitrators will apply the laws of the state of Delaware.  Except as permitted under Section 7.22(d) above, the arbitrators’ award will be limited to actual damages and will not include consequential, special, punitive or exemplary damages. Nothing. contained in this Agreement will be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement. All privileges under state and federal law, including, without limitation, attorney-client, work product and party communication privileges, shall be preserved and protected. All experts engaged by a party must be disclosed to the other party within fourteen (14) days after the date of notice and demand for arbitration is given.

(g)           Notwithstanding any provision of this Agreement to the contrary, any party may seek injunctive relief or other form of ancillary relief at any time from any court of competent jurisdiction in St. Louis County, Missouri. In the event that a dispute or controversy requires emergency relief before the matter may be resolved under the arbitration procedures of this Section 7.22, notwithstanding the fact that any court of competent jurisdiction may enter an order providing for injunctive or other form of ancillary relief, the parties expressly agree that such arbitration procedures will still govern the ultimate resolution of that portion of the dispute or controversy not resolved pursuant to said court order.

(h)           Owner and Developer agree that if a dispute is submitted to arbitration pursuant to this Section 7.22 prior to Completion of the Project and the dispute is such that construction of the Project cannot proceed until such dispute is resolved, then the date for Completion set forth in the Final Project Schedule shall be extended by the number of days such dispute remains in arbitration hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Executed effective as of the date written above.

OWNER:

CHASE PARK PLAZA HOTEL, LLC,
a Delaware limited liability company

By:	Behringer Harvard Opportunity OP I LP,
a Texas limited partnership
Authorized Member

	By:	Behringer Harvard Opportunity REIT I, Inc.,
a Maryland corporation
its General Partner

		By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President

Address:		15601 Dallas Parkway, Suite 600
Addison, Texas 75001

S-1

DEVELOPER:

IFC, INC.,
a Missouri corporation

By:	/s/ James L. Smith
James L. Smith, President

Address:	212 N. Kingshighway, Suite 1023
St. Louis, Missouri 63108
Attn: James L. Smith

S-2